EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Numbers 33 - 65251, 333 - 16989, 333 - 63912, 333 - 101680, 333 - 130078, 333 - 130079, and 333 - 138891 on Form S-8 of our report relating to the consolidated financial statements of Jack Henry & Associates, Inc. and subsidiaries dated August 26, 2014, June 25, 2015 as to the effects of the restatement discussed in Note 15 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the 2014, 2013, and 2012 consolidated financial statements), and our report relating to the effectiveness of Jack Henry & Associates, Inc. and subsidiaries’ internal control over financial reporting dated August 26, 2014, June 25, 2015 as to the effects of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting (Revised) (which report expresses an adverse opinion on the effectiveness of Jack Henry & Associates, Inc. and subsidiaries’ internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K/A of Jack Henry & Associates, Inc. for the year ended June 30, 2014.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
June 25, 2015